PROSPECTUS SUPPLEMENT (dated October 31, 1997)
To Prospectus dated August 4, 1997

                              SELLING STOCKHOLDERS

         The table below sets forth the beneficial ownership of the Company's Common Stock by the Selling Stockholders at October 1, 1997, and after giving effect to the sale of the shares of Common Stock offered hereby. Each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him. Unless otherwise indicated, the share numbers in the table below represent 1% or less of the outstanding Common Stock of the Company.




                             Shares Owned            Shares Being        Shares Owned After
Name                       Before the Offering         Offered             the Offering (1)
---------                  -------------------      -------------        ------------------

James K. Oppenheimer(2)           145,967                145,967                    --
Richard Gerber(2)                  26,968                 26,968                    --
Julie Gerber(2)                    26,968                 26,968                    --
The Carlyle Group(3)              784,302                167,023               617,279
W. Todd Loomis and
   Laurie A. Loomis(4)             32,977                 32,977                    --
--------------

(1)      Assumes that all of the Shares offered hereby are sold.

(2) These holders acquired the Shares owned by them pursuant to the April 1997 acquisition of Bread of Life, Inc. and affiliated companies. Subsequent to the acquisition, Messrs. Oppenheimer and Gerber have served as the Regional President and Regional Vice President, respectively, of the Southern Florida region of the Company.

(3) The Carlyle Group's beneficial ownership represented 3.1% of the outstanding Common Stock at October 1, 1997 (2.4% after the sale of the Shares offered hereby). The Carlyle Group acquired its Shares pursuant to the acquisition of Fresh Fields Markets, Inc. in August 1996. David
         W. Dupree, a Managing Director of The Carlyle Group, has served as a member of the Company's board of directors since August 1996. The address of The Carlyle Group is 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004. The Shares offered by The Carlyle Group are held of record by Carlyle FFM Partners VI, L.P.

(4)      These holders  acquired the Shares owned by them pursuant to the August
         1997  acquisition  of  Organic  Merchants,   Inc.   Subsequent  to  the
         acquisition, Mr. Loomis became an employee of the Company.



         The Company is registering the Shares of the Selling Stockholders pursuant to certain registration rights granted to them pursuant to agreements entered in connection with such acquisitions. The offering of the Shares contemplated hereby will terminate on December 31, 1998, or such earlier date as all Shares offered hereby have been sold.